Exhibit 99.2
Meredith Corporation
Conference Call
December 23, 2013

Steve Lacy:
Welcome to the conference call and thanks for joining on short notice. This is Steve Lacy, Meredith Chairman and CEO. With me on the call today are Local Media Group President Paul Karpowicz, and Chief Financial Officer Joe Ceryanec.
An archive of today’s discussion will be available later this afternoon on our investor website, and a transcript will follow. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier today, and in some of our SEC filings.
I hope you had an opportunity to read the news release we issued earlier today announcing our agreement to purchase the broadcast assets of television stations in Phoenix and St. Louis from Gannett and Sander Media. I’ll provide some initial comments; Paul will provide more color about the stations; and then Joe will discuss the financial details. Then we will all be available to answer your questions.
To review, we are acquiring the broadcast assets of:

•	KTVK, an independent station in Phoenix, the nation’s 12th largest television market;

•	KASW, the CW affiliate in Phoenix; and

•	KMOV, the CBS affiliate in St. Louis, the nation’s 21st largest television market.
Simultaneously, the license and certain related assets of KASW will be purchased by a third party - SagamoreHill of Phoenix, LLC - and Meredith will provide certain services for the operation of KASW, pursuant to a customary services agreement with SagamoreHill in accordance with Federal Communications Commission local television ownership rules.
These are high performing stations that will add to our already strong cash flow. These acquisitions are consistent with our successful Total Shareholder Return strategy, and will be immediately accretive to earnings, excluding transaction costs. Now I’ll turn it over to Paul for more color on the stations.
Paul Karpowicz: Thanks, Steve.

In Phoenix, the acquisitions will increase our presence in the nation’s 12th largest television market, and one that is growing at a rapid pace. As you may recall, we own KPHO, the CBS affiliate in Phoenix. In KTVK, we will add one of the most successful independent stations in the country.
KTVK broadcasts over 50 hours of local news each week, more than any other broadcaster in the state of Arizona. Its Good Morning Arizona has consistently been the top-rated local morning news program in Phoenix, and one of the highest-rated programs of its kind in the United States. KTVK’s popular evening newscast regularly beats the national network newscasts as well. KTVK also features an impressive lineup of syndicated programming, including Wheel of Fortune, Jeopardy, Inside Edition, Dr. Phil, and Dr. OZ.
KASW is one of the leading CW stations in the country, and it appeals to a younger and more diverse demographic. KASW airs the very popular Two and a Half Men in the key 6 to 7 p.m. time slot. It’s a perfect complement to our other Phoenix stations.
We’re very excited about the strong portfolio of media assets we will own in the Phoenix market, and will be particularly focused on increasing the level of service we will provide Phoenix viewers through enhanced news programing and community outreach initiatives.
We’re equally enthusiastic about our enhanced ability to offer competitive advertising and marketing solutions to local and national clients seeking to reach Phoenix consumers. KPHO features the strong CBS primetime and sports lineup, plus competitive news programming. KTVK offers the most news programming and highest-rated syndicated shows in the market. And KASW provides reach to younger viewers.
Turning to St. Louis, we’re pleased to be adding another Top 25 market to our portfolio. As the operator of six CBS stations in markets including Atlanta, Phoenix, Hartford and Kansas City, we are very familiar with the impact the strong CBS primetime and sports lineup can make in a market, and we’re excited to be adding KMOV to our group.
On a personal note, I’m thrilled that Meredith will now have a presence in my hometown of St. Louis. My dad spent most of his career in the television business in the “Gateway City,” and I’m very aware of the strength and tradition of KMOV in the St. Louis market.
In KMOV, we are acquiring a station with tremendous momentum. During the 2013 November ratings book, KMOV saw one of the biggest increases in news viewership the market has experienced in nearly 30 years. KMOV’s newscasts finished first at Noon, 5 p.m., 6 p.m. and 10 p.m. KMOV also saw a major surge in morning news viewership.
Like KCTV, our CBS affiliate in Kansas City, KMOV benefits from serving Missouri and an adjoining state - Illinois in this case. This provides additional political and sports-related advertising. The University of Missouri’s strong sports performance since joining the Southeastern Conference is another positive, given KMOV carries Southeastern Conference football and the NCAA Basketball Tournament.

Now I’ll turn it back to Steve.
Steve Lacy: Thanks, Paul.
Without a doubt, these stations are strong additions to our group. The markets are growing and they are located in states with significant political advertising. Additionally, we believe there is potential for increases in retransmission revenues over time.
These stations represent the latest in a series of media acquisitions by Meredith, including the purchase of Allrecipes.com, the world’s largest digital food brand; and the addition of the Every Day with Rachael Ray, FamilyFun, EatingWell, Parenting and BabyTalk multi-platform brands to our National Media Group portfolio.
We’ve been very public about our strategy to add more television stations to our portfolio. In fiscal 2013, our Local Media Group had its best year in its 65-year history. We generated a record $376 million in revenues and a record $150 million in EBITDA. Our EBITDA margin was 40 percent. We believe the local media business - buoyed by increasing retransmission and political revenues - provides Meredith shareholders with a growing revenue stream.
Now I’ll turn it over to Joe for more financial details.
Joe Ceryanec: Thanks, Steve.
The strategic acquisitions Steve just described are driving incremental revenue, profit and cash flow growth, key pieces of Meredith’s Total Shareholder Return (TSR) strategy. Another key element is paying an attractive dividend. Over the past 2½ years, we’ve raised our dividend 60 percent to $1.63 per share. The third element is repurchasing shares. Over the same time period, we have repurchased nearly $80 million of our stock, and have room to buy more under our current Board authorization.
These strategies - combined with the market appreciation of our stock - have resulted in a Total Shareholder Return of more than 115 percent since we launched our TSR strategy in October 2011.
Turning to the acquisitions we are announcing today, these stations are expected to generate combined revenues of $105 to $115 million in the first full year post closing. We are estimating they will be accretive to run-rate earnings per share by $0.16 to $0.18.
The transactions will be structured to deliver a step-up in the tax basis of the acquired assets. Including the present value of this tax benefit, and estimated annual synergies, the pro forma purchase price multiple is approximately 8 times estimated average 2012 and 2013 EBITDA.
We expect to finance the transactions with new bank and private placement financing.

We expect all the transactions to close during the first half of calendar 2014, subject to regulatory approvals and other customary closing conditions.
That concludes our prepared remarks. We will now be happy to take questions.